                                                                     EXHIBIT 4.1

                            TECUMSEH PRODUCTS COMPANY
                                  $300,000,000
            ADJUSTABLE RATE SENIOR GUARANTEED NOTES DUE MARCH 5, 2011

                                                            As of August 5, 2005

TO EACH OF THE CURRENT NOTEHOLDERS
NAMED IN ANNEX 1 HERETO:

Ladies and Gentlemen:

      TECUMSEH PRODUCTS COMPANY, a Michigan corporation (together with any successors and assigns, the "COMPANY"), hereby agrees with each of you as follows:

1.    PRIOR ISSUANCE OF NOTES, ETC.

      The Company issued and sold three hundred million dollars ($300,000,000) in aggregate principal amount of its 4.66% Senior Guaranteed Notes due March 5, 2011 (the "EXISTING NOTES", and as amended pursuant to this Agreement, and as may be further amended, restated, modified or replaced from time to time, together with any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement, the "NOTES") pursuant to the Note Purchase Agreement dated as of March 5, 2003 between the Company and the purchasers named in Schedule A thereto, as amended by that certain Amendment and Waiver No. 1 to Note Purchase Agreement (the "FIRST AMENDMENT AGREEMENT") dated as of June 30, 2005 (as amended by the First Amendment Agreement, the "EXISTING NOTE PURCHASE AGREEMENT" and, as amended pursuant to this Agreement and as may be further amended, restated or otherwise modified from time to time, the "NOTE PURCHASE AGREEMENT"). The Company represents and warrants to each of you that the register kept by the Company for the registration and transfer of the Notes indicates that each of the Persons named in Annex 1 hereto (collectively, the "CURRENT NOTEHOLDERS") is currently a holder of the aggregate principal amount of the Notes indicated in such Annex.

2.    REQUEST FOR CONSENT TO AMENDMENTS

      The Company requests that each of the Current Noteholders agree to the amendment of certain provisions of the Existing Note Purchase Agreement as provided for by Section 5 of this Agreement (the "AMENDMENTS").

3.    WARRANTIES AND REPRESENTATIONS

      To induce the Current Noteholders to enter into this Agreement and to agree to the Amendments, the Company warrants and represents to you, as of the Effective Date, as follows (it being agreed, however, that nothing in this Section 3 shall affect any of the warranties and representations previously made by the Company in or pursuant to the Existing Note Purchase

Agreement, and that all of such other warranties and representations, as well as the warranties and representations in this Section 3, shall survive the effectiveness of the Amendments).

      3.1.  NO MATERIAL ADVERSE CHANGE.

      Since the date of the financial statements of the Company filed with the Securities and Exchange Commission with the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2005, and except as reflected in or contemplated by the financial forecasts provided to the Current Noteholders on June 16, 2005 (the "PROJECTIONS"), other than the circumstances and financial conditions giving rise to the failure of the Company to comply with the provisions of Section 10.3 of the Existing Note Purchase Agreement as at the end of the fiscal quarter ended June 30, 2005, there has been no change in the business operations, profits, financial condition, properties or business prospects of the Company except changes that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      3.2.  FULL DISCLOSURE.

      Neither the financial statements and other certificates previously provided to the Current Noteholders pursuant to the provisions of the Existing Note Purchase Agreement nor the statements made in this Agreement nor the Projections furnished by or on behalf of the Company to the Current Noteholders in connection with the proposal and negotiation of the Amendments, taken as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein and herein, taken as a whole, not misleading. There is no fact relating to any event or circumstance that has occurred or arisen since June 16, 2005 that the Company has not disclosed to the Current Noteholders in writing that has had or, so far as the Company can now reasonably foresee, could reasonably be expected to have, a Material Adverse Effect. All pro forma financial information, financial or other projections and forward-looking statements delivered to the Current Noteholders have been prepared in good faith by the Company based on reasonable assumptions.

      3.3.  SOLVENCY.

      The fair value of the business and assets of each of the Company and each Subsidiary Guarantor exceeds the amount that will be required to pay its respective liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured). Neither the Company nor the Subsidiary Guarantors is engaged in any business or transaction, or about to engage in any business or transaction, for which such Person has unreasonably small assets or capital (within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and Section 548 of the Federal Bankruptcy Code), and neither the Company nor the Subsidiary Guarantors has any intent to

            (a) hinder, delay or defraud any entity to which any of them is, or will become, on or after the Effective Date, indebted, or

            (b) incur debts that would be beyond any of their ability to pay as they mature.

      3.4.  NO DEFAULTS.

      Except for the Event of Default which was the subject of the waiver set forth in the First Amendment Agreement, no event has occurred and no condition exists that, upon the execution and delivery of this Agreement and the effectiveness of the Amendments, would constitute a Default or an Event of Default.

      3.5.  NO BANKRUPTCY FILING.

      Neither the Company nor any Subsidiary (a) is contemplating either an Insolvency Proceeding with respect to it or the liquidation of all or a major portion of it's assets or property following the Effective Date and (b) has any knowledge of any Person contemplating an Insolvency Proceeding against it. As used herein, the term "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the United States Federal Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

      3.6.  TITLE TO PROPERTIES.

      The Company and its Subsidiaries have good and sufficient title to or the legal right to use their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet of the Company delivered pursuant to the provisions of Section 7.1 of the Existing Note Purchase Agreement (except as sold or otherwise disposed of in the ordinary course of business) or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear from Liens not permitted by the Note Purchase Agreement.

      3.7.  TRANSACTION IS LEGAL AND AUTHORIZED; OBLIGATIONS ARE ENFORCEABLE.

            (a) The execution and delivery of this Agreement by the Company and compliance by the Company with all of its respective obligations hereunder:

                  (i) is within the corporate powers of the Company;

                  (ii) is legal and does not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company or any Subsidiary under the provisions of, any agreement (other than the loan agreements evidencing the Specified IRB Debt that have been waived pursuant to the IRB Waiver Letters), charter instrument, bylaw or other instrument to which it is a party or by which it or any of its Property may be bound; and

                  (iii) does not give rise to a right or option of any other
            Person under any agreement or other instrument, which right or option could reasonably be expected to have a Material Adverse Effect.

            (b) This Agreement has been duly authorized by all necessary action on the part of the Company and has been executed and delivered by one or more duly authorized officers of the Company, and each constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that such enforceability may be:

                  (i) limited by applicable bankruptcy, reorganization,
            arrangement, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights generally; and

                  (ii) subject to the availability of equitable remedies.

      3.8.  CERTAIN LAWS.

      The execution and delivery of this Agreement by the Company and the consummation of the transaction contemplated hereby:

            (a) is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Transportation Acts, as amended, or the Federal Power Act, as amended, and

            (b) does not violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

      3.9.  LITIGATION; OBSERVANCE OF AGREEMENTS.

            (a) Other than the matters disclosed in the consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2004 and the fiscal quarter ended March 31, 2005 (and the footnotes thereto), there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            (b) Other than the matters disclosed in the consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2004 and the quarter ended March 31, 2005 (and the footnotes thereto), neither the Company nor any Subsidiary is in default under any term of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      3.10. CHARTER INSTRUMENTS; OTHER AGREEMENTS.

      Neither the Company nor any Subsidiary is in violation in any respect of any term of any charter instrument or bylaw. Upon the execution and delivery hereof and the effectiveness of the

Amendments as provided herein, neither the Company nor any Subsidiary is in violation or default in any material respect of any term in any agreement (other than the loan agreements evidencing the Specified IRB Debt, which defaults have been waived pursuant to the IRB Waiver Letters) or other instrument to which it is a party or by which it or any of its material property may be bound or affected. The execution, delivery and performance by the Company of this Agreement will not conflict with or result in the breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or violate any provision of any statute or other rule or regulation of any Government Authority applicable to the Company or any Subsidiary.

      3.11. TAXES.

      The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate.

      3.12. GOVERNMENTAL CONSENT.

      Neither the Company or any Subsidiary thereof, nor the nature of any of its or their respective businesses or properties, is such so as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company as a condition to the execution and delivery of this Agreement.

      3.13. FEES.

      Neither the Company nor any Subsidiary thereof has paid (or promised to pay) any amendment fee or any other direct or indirect compensation to any lender party to the Credit Agreement (in its capacity as a lender) or to any other creditor of the Company or any Subsidiary (other than the Current Noteholders) in connection with the transactions contemplated hereby other than an amendment fee payable to the lenders under the Credit Agreement in the amount of $100,000.

      3.14. INDEBTEDNESS; LIENS.

      Schedule 3.14 to this Agreement correctly describes all Indebtedness of the Company and its Subsidiaries as of the date hereof. Schedule 3.14 to this Agreement correctly describes all outstanding Liens securing Indebtedness in an amount greater than $1,000,000 and all other material Liens on property of the Company or its Subsidiaries as of the date hereof. Neither the

Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary listed on Schedule 3.14 hereto and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary listed on such schedule that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment, other than any such conditions under the Credit Agreement or the loan agreements with respect to the Specified IRB Debt, in each case, giving rise to the amendment thereof to be entered into, in the case of the Credit Agreement, contemporaneously herewith, and in the case of such loan agreements, as specified in the IRB Waiver Letters.

      3.15. AMENDMENT TO CREDIT AGREEMENT.

      The Company has delivered to each of the Current Noteholders a true and correct copy of each of the Credit Agreement and the Specified IRB Documents, together with, in each case, any and all amendments, modifications and waivers in respect thereof.

4.    COLLATERAL COVENANT

      4.1.  COLLATERAL.

            (a) In consideration for the Required Holders agreeing to the Amendments contemplated by Sections 5.1 and 5.2 hereof, the Company hereby agrees and covenants that it will, and will cause each Subsidiary Guarantor to, on or before September 30, 2005, enter into and deliver such agreements, documents or instruments of any kind (including, without limitation, security agreements, mortgages, deeds of trust, UCC financing statements and opinions of nationally recognized counsel covering such matters as the Required Holders or the Collateral Agent may reasonably request), in each case reasonably acceptable to the Collateral Agent and the Required Holders, granting perfected first priority Liens (subject only to those Liens permitted under clauses (a) through (k) of Section 10.8) in favor of the Collateral Agent securing Permitted Senior Secured Debt on (a) all present and future personal property (subject to any exclusions approved by the Required Holders) of the Company and each Subsidiary Guarantor located in the United States whether now held or hereafter acquired by the Company or any such Subsidiary Guarantor, together with the real property and improvements described in Annex 2 (the "REAL ESTATE"), and (b) 65% of each class of the issued and outstanding capital stock of each Material Foreign Subsidiary, in each case, to secure the Permitted Senior Secured Debt.

      For purposes hereof, "Material Foreign Subsidiary" means, at any time, any Foreign Subsidiary that satisfies one of the following conditions:

                  (i) the portion of Consolidated Total Assets, as of the end of the most recently ended fiscal quarter of the Company, attributable to such Foreign Subsidiary in accordance with GAAP is at least five percent (5%) of Consolidated Total Assets at such time; or

                  (ii) the portion of Consolidated EBITDA, for the then most recently ended fiscal quarter of the Company, attributable to such Foreign Subsidiary in accordance with GAAP is at least five percent (5%) of Consolidated EBITDA for such period.

            (b) The mortgages or deeds of trust granting Liens on the Real Estate (the "MORTGAGES") shall contain, among other things, customary representations and warranties as to title to the Real Estate secured thereby, as to lack of Liens thereon not permitted by the Financing Documents, and as to release of Mortgages upon a sale (made in accordance with Section 10.10 of the Note Purchase Agreement) of the Real Estate secured thereby; provided, that title insurance (or commitments therefor), surveys and environmental reports with respect thereto shall not be required. The Company shall deliver a copy of each deed evidencing the ownership of the Real Estate by the Company or the applicable Subsidiary.

            (c) The Company and each Subsidiary Guarantor shall promptly execute and deliver to the Collateral Agent each Security Document reasonably required by the Required Holders or the Collateral Agent.

            (d) If the Liens of the Collateral Agent have not been duly perfected on or prior to September 30, 2005, an Event of Default shall exist; provided, however, that so long as the Company and its Subsidiaries have complied, and continue to comply, with all of the terms of this
      Section 4.1 and the Security Documents, the failure to perfect the Liens of the Collateral Agent upon the capital stock of a Material Foreign Subsidiary shall not result in an Event of Default.

5.    AMENDMENTS

      5.1.  NOTE PURCHASE AGREEMENT AMENDMENTS.

      Subject to the satisfaction of the conditions set forth in Section 6, the Existing Note Purchase Agreement is hereby and shall be amended in the manner specified in Exhibit A to this Agreement.

      5.2.  AMENDMENT OF NOTES.

      The Existing Notes are hereby and shall be deemed to be, automatically and without any further action, amended and restated in their entirety as set forth on Exhibit B; except that the date, registration number and principal amount set forth in each Existing Note shall remain the same; provided, however, that, at the request of any Current Noteholder, the Company shall execute and deliver a new Note or Notes in the form of such Exhibit B in exchange for its Existing Note, registered in the name of such Current Noteholder, in the aggregate principal amount of Notes owing to such Current Noteholder on the date hereof and dated the date of the last interest payment made to such Current Noteholder in respect of its Existing Notes. Each reference to the "4.66% Senior Guaranteed Notes due March 5, 2011" in the Existing Note Purchase Agreement, the Guaranty Agreement and each Joinder Agreement is hereby deleted and replaced with a reference to the "Adjustable Rate Senior Guaranteed Notes due March 5,

2011". Each other reference to "4.66%" in any of such agreements is hereby deleted and replaced with the phrase "the Applicable Interest Rate".

      5.3.  NO OTHER AMENDMENTS; CONFIRMATION.

      Except as expressly provided herein, (a) no terms or provisions of any agreement are modified or changed by this Agreement, (b) the terms of this Agreement shall not operate as a waiver by any Current Noteholder of, or otherwise prejudice any Current Noteholder's rights, remedies or powers under, the Existing Note Purchase Agreement, the Existing Notes or any other Financing Document or under any applicable law, and (c) the terms and provisions of the Existing Note Purchase Agreement, the Existing Notes and each other Financing Document shall continue in full force and effect.

6.    CONDITIONS TO EFFECTIVENESS

     This Agreement shall, become effective as of August 5, 2005 "EFFECTIVE DATE") at such time as the Company and the Required Holders shall have indicated their written consent hereto by executing and delivering the applicable counterparts of this Agreement in accordance with Section 17.1 of the Existing Note Purchase Agreement. It is understood that any Current Noteholder may withhold its consent for any reason or for no reason, and that, without limitation of the foregoing, any Current Noteholder hereby makes the granting of its consent contingent upon satisfaction of each of the following conditions:

      (a) the Company shall have delivered to each of the Current Noteholders a true and correct copy of:

            (i) any amendment or waiver to the Credit Agreement entered into on or prior to the date hereof (to the extent not previously delivered by the Company), and, in the case of the First Amendment to Credit Agreement to be entered into on the date hereof, in the form attached hereto as Exhibit C (the "CREDIT AGREEMENT AMENDMENT"); and

            (ii) a waiver by 100% of the holders of each tranche of the Specified IRB Debt of all defaults or events of default (A) then existing or (B) arising in connection with the execution and delivery of this Agreement and the Credit Agreement Amendment, as set forth in the separate letter agreements evidencing such waiver with respect to such tranche, in the forms attached hereto as Exhibit D (the "IRB WAIVER LETTERS");

      (b) the Company shall have delivered to each Current Noteholder a certificate of one of its Senior Financial Officers (i) attaching a copy of the Initial Projections, (ii) acknowledging that such Initial Projections are the "Initial Projections" referred to in the Note Purchase Agreement and (iii) certifying that such projections contained therein have been prepared by the Company on the basis of assumptions which the Company reasonably believed were reasonable when made in light of the historical performance of the Company and its Subsidiaries and reasonably foreseeable business conditions, in form and substance (including the Initial Projections) satisfactory to the Required Holders;

      (c) the Company shall have delivered legal opinions of Miller, Canfield, Paddock and Stone, PLC and of Daryl McDonald, general counsel to the Company, each in the forms attached hereto as Exhibit E and Exhibit F, respectively;

      (d) the Company shall have paid all unpaid fees and disbursements of Bingham McCutchen LLP, special counsel to the Current Noteholders, as reflected in an invoice presented to the Company on or before the date hereof;

      (f) the Company shall have paid all unpaid fees and disbursements of Chapman and Cutler LLP, prior special counsel to the Current Noteholders, as reflected in an invoice presented to the Company on or before the date hereof;

      (g) the Company shall have reimbursed Conway, Del Genio, Gries & Co. LLC, financial advisor to the Current Noteholders, for all of its reasonable out-of-pocket expenses in connection with the transactions contemplated hereby, as reflected in an invoice presented to the Company on or before the date hereof; and

      (h) the Company shall have paid an amendment fee to the Current Noteholders in the aggregate amount of $150,000, to be paid by wire transfer of immediately available funds in accordance with the wiring instructions set forth on Annex 3 (by their execution and delivery hereof, the Current Noteholders hereby consent to such fee being paid in such manner).

Any amendment entered into in connection with the transaction contemplated hereby shall be in form and substance satisfactory to the Required Holders, provided that execution and delivery of this Agreement by the Required Holders shall be deemed to be an affirmation that such amendment is so satisfactory.

7.    DEFINED TERMS

      Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Note Purchase Agreement.

8.    EXPENSES

      Whether or not any of the Amendments becomes effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Agreement, including, but not limited to, (a) the reasonable cost of reproducing this Agreement and the other documents delivered in connection herewith, (b) the reasonable fees and disbursements of the Current Noteholders' special counsel, Bingham McCutchen LLP, incurred in connection with the preparation, negotiation and delivery of this Agreement and related documentation, to the extent not paid pursuant to Section 6(e) above and (c) up to $100,000 of fees, costs and expenses of the Collateral Agent (on behalf of the Current Noteholders and the Lenders) incurred in connection with the perfection of the Liens of the Collateral Agent (under applicable law of jurisdictions other than the United States) on the capital stock of Material Foreign Subsidiaries. This Section 8 shall not be construed to limit the Company's obligations under Section 15.1 of the Note Purchase Agreement.

9.    MISCELLANEOUS

      9.1.  PART OF NOTE PURCHASE AGREEMENT, FUTURE REFERENCES, ETC.

      This Agreement shall be construed in connection with and as a part of the Existing Note Purchase Agreement and, except as expressly amended by this Agreement, all terms, conditions and covenants contained in the Existing Note Purchase Agreement, the Existing Notes and the other Financing Documents are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Note Purchase Agreement without making specific reference to this Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires.

      9.2.  GOVERNING LAW.

      THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MICHIGAN, UNITED STATES OF AMERICA, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

      9.3.  DUPLICATE ORIGINALS, EXECUTION IN COUNTERPART.

      Two (2) or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall become effective at the time provided in Section 6 hereof, and each set of counterparts that, collectively, show execution by the Company and each consenting Current Noteholder shall constitute one duplicate original.

      9.4.  BINDING EFFECT.

      This Agreement shall be binding upon and shall inure to the benefit of the Company and the Current Noteholders and their respective successors and assigns.

   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; NEXT PAGE IS SIGNATURE PAGE.]

      If this Agreement is satisfactory to you, please so indicate by signing the applicable acceptance on a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding among the Company and you in accordance with its terms.

                                         Very truly yours,

                                         TECUMSEH PRODUCTS COMPANY

                                         By: /s/ JAMES S. NICHOLSON
                                             ----------------------
                                         Name: James S. Nicholson
                                         Title: Vice President, Treasurer and
                                                  Chief Financial Officer

Accepted:

NEW YORK LIFE INSURANCE COMPANY

By: /s/ LISA SCUDERI
    ---------------------------
Name: Lisa A. Scuderi
Title: Investment Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
BY: NEW YORK LIFE INVESTMENT MANAGEMENT LLC, ITS INVESTMENT MANAGER

By: /s/ LISA SCUDERI
    ---------------------------
Name: Lisa A. Scuderi
Title: Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
  INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT

BY: NEW YORK LIFE INVESTMENT MANAGEMENT LLC, ITS INVESTMENT MANAGER

By: /s/ LISA SCUDERI
    ---------------------------
Name: Lisa A. Scuderi
Title: Director

STATE FARM LIFE INSURANCE COMPANY

By: /s/ JOHN S. CONCKLIN
    ---------------------------
Name: John S. Concklin
Title: Vice President -- Common Stocks

By: /s/ LARRY ROTTUNDA
    ---------------------------
Name: Larry Rottunda
Title: Assistant Secretary

STATE FARM LIFE AND ACCIDENT ASSURANCE COMPANY

By: /s/ JOHN S. CONCKLIN
    ---------------------------
Name: John S. Concklin
Title: Vice President -- Common Stocks

By: /s/ LARRY ROTTUNDA
    ---------------------------
Name: Larry Rottunda
Title: Assistant Secretary

GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

By: /s/ JON M. LUCIA
    ---------------------------
Name: Jon M. Lucia
Title: Investment Officer

GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

By: /s/ JON M. LUCIA
    ---------------------------
Name: Jon M. Lucia
Title: Investment Officer

EMPLOYERS REINSURANCE CORPORATION
BY: GE ASSET MANAGEMENT INCORPORATED, ITS INVESTMENT MANAGER
BY: GENWORTH FINANCIAL ASSET MANAGEMENT, LLC, ITS INVESTMENT ADVISOR

By: /s/ JON M. LUCIA
    ---------------------------
Name: Jon M. Lucia
Title: Assistant Vice President

FIRST COLONY LIFE INSURANCE COMPANY

By: /s/ JON M. LUCIA
    ---------------------------
Name: Jon M. Lucia
Title: Investment Officer

GE LIFE AND ANNUITY ASSURANCE COMPANY

By: /s/ JON M. LUCIA
    ---------------------------
Name: Jon M. Lucia
Title: Investment Officer

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By: /s/ TAD ANDERSON
    ---------------------------
Name: Tad Anderson
Title: Ass't. V.P., Investment

By: /s/ J.G. LOWERY
    ---------------------------
Name: J.G. Lowery
Title: Ass't. V.P., Investment

LONDON LIFE AND CASUALTY (BARBADOS) CORPORATION
BY: ORCHARD CAPITAL MANAGEMENT, LLC, AS INVESTMENT ADVISER

By: /s/ TAD ANDERSON
    ---------------------------
Name: Tad Anderson
Title: Ass't. V.P., Investment

By: /s/ J.G. LOWERY
    ---------------------------
Name: J.G. Lowery
Title: Ass't. V.P., Investment

LONDON LIFE INSURANCE COMPANY

By: /s/ W.J. SHARMAN
    ---------------------------
Name: W.J. Sharman
Title: Authorized Signatory

By: /s/ D.B. BERGEN
    ---------------------------
Name: D.B. Bergen
Title: Authorized Signatory

THE GREAT-WEST LIFE ASSURANCE COMPANY

By: /s/ W.J. SHARMAN
    ---------------------------
Name: W.J. Sharman
Title: Authorized Signatory

By: /s/ D.B. BERGEN
    ---------------------------
Name: D.B. Bergen
Title: Authorized Signatory

PACIFIC LIFE INSURANCE COMPANY
(NOMINEE: MAC & CO.)

By: /s/ CATHY SCHWARTZ
    --------------------------
Name: Cathy Schwartz
Title: Assistant Vice President

By: /s/ DIANE W. DALES
    --------------------------
Name: Diane W. Dales
Title: Assistant Secretary

JEFFERSON-PILOT LIFE INSURANCE COMPANY

By: ___________________________
Name:
Title:

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

By: ___________________________
Name:
Title:

JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY

By: ___________________________
Name:
Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
BY: BABSON CAPITAL MANAGEMENT LLC, AS INVESTMENT ADVISER

By: ___________________________
Name:
Title:

C.M. LIFE INSURANCE COMPANY
BY: BABSON CAPITAL MANAGEMENT LLC, AS INVESTMENT SUB-ADVISER

By: ___________________________
Name:
Title:

MASSMUTUAL ASIA LIMITED
BY: BABSON CAPITAL MANAGEMENT LLC, AS INVESTMENT ADVISER

By:
      ---------------------------
Name:
Title:

ALLSTATE LIFE INSURANCE COMPANY

By:   /s/ ROBERT BODETT
      ---------------------------
Name: Robert Bodett

By:   /S/ JERRY D. ZINKULA
      ---------------------------
Name: Jerry D. Zinkula

Authorized Signatories

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By:
      ---------------------------
Name:

By:
      ---------------------------
Name:

Authorized Signatories

AMERICAN HERITAGE LIFE INSURANCE COMPANY

By:
      ---------------------------
Name:

By:
      ---------------------------
Name:

Authorized Signatories

NATIONWIDE LIFE INSURANCE COMPANY
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
NATIONWIDE MUTUAL INSURANCE COMPANY

By:    /s/ MARK W. POEPPELMAN
       ---------------------------
Name:  Mark W. Poeppelman
Title: Authorized Signatory

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ MARK E. DUNN
    ---------------------------
Name: Mark E. Dunn
Title: Sr. Vice President

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

By: /s/ MARK E. DUNN
    ---------------------------
Name: Mark E. Dunn
Title: Sr. Vice President

TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

By: /s/ MARK E. DUNN
    ---------------------------
Name: Mark E. Dunn
Title: Sr. Vice President

HARTFORD LIFE INSURANCE COMPANY
BY: HARTFORD INVESTMENT SERVICES, INC., AS AGENT AND ATTORNEY-IN-FACT

By: /s/ RONALD A. MENDEL
    ---------------------------
Name: Ronald A. Mendel
Title: Managing Director

HARTFORD UNDERWRITERS INSURANCE COMPANY
BY: HARTFORD INVESTMENT SERVICES, INC., AS AGENT AND ATTORNEY-IN-FACT

By: /s/ RONALD A. MENDEL
    ---------------------------
Name: Ronald A. Mendel
Title: Managing Director

AMERICAN UNITED LIFE INSURANCE COMPANY

By: /s/ MICHAEL BULLOCK
    ---------------------------
Name: Michael Bullock
Title: VP, Private Placements

PIONEER MUTUAL LIFE INSURANCE COMPANY
BY: AMERICAN UNITED LIFE INSURANCE COMPANY, ITS AGENT

By: /s/ MICHAEL BULLOCK
    ---------------------------
Name: Michael Bullock
Title: VP, Private Placements

THE STATE LIFE INSURANCE COMPANY
BY: AMERICAN UNITED LIFE INSURANCE COMPANY, ITS AGENT

By:    /s/ MICHAEL BULLOCK
       ---------------------------
Name:  Michael Bullock
Title: VP, Private Placements

AMERITAS LIFE INSURANCE CORP.
BY: AMERITAS INVESTMENT ADVISORS, INC., AS AGENT

By:    /s/ ANDREW S. WHITE
       ---------------------------
Name:  Andrew S. White
Title: Vice President, Fixed Income Securities

ACACIA NATIONAL LIFE INSURANCE COMPANY
BY: AMERITAS INVESTMENT ADVISORS, INC., AS AGENT

By:    /s/ ANDREW S. WHITE
       ---------------------------
Name:  Andrew S. White
Title: Vice President, Fixed Income Securities

AMERITAS VARIABLE LIFE INSURANCE COMPANY
BY: AMERITAS INVESTMENT ADVISORS, INC., AS AGENT

By:
       ---------------------------
Name:  Andrew S. White
Title: Vice President, Fixed Income Securities

      The undersigned Guarantors hereby acknowledge and agree to the terms and provisions contained herein, agree to be bound by the terms of Section 4 hereof, and consent to the Company's execution hereof:

CONVERGENT TECHNOLOGIES INTERNATIONAL, INC.
DOUGLAS HOLDINGS, INC.
DOUGLAS PRODUCTS, INC.
EUROMOTOR, INC.
EVERGY, INC.
FASCO INDUSTRIES, INC.
LITTLE GIANT PUMP CO.
MANUFACTURING DATA SYSTEMS, INC.
MP PUMPS, INC.
TECUMSEH CANADA HOLDING COMPANY
TECUMSEH COMPRESSOR COMPANY
TECUMSEH INVESTMENTS INC.
TECUMSEH POWER COMPANY
TECUMSEH PUMP COMPANY
VON WEISE GEAR COMPANY

By: /s/ JAMES S. NICHOLSON
    ----------------------
Name: James S. Nicholson
Title: Vice President and Treasurer

HAYTON PROPERTY COMPANY, LLC

By: /s/ JAMES S. NICHOLSON
    ----------------------
Name: James S. Nicholson
Title: Vice President

                                     ANNEX 1

                    CURRENT NOTEHOLDERS AND PRINCIPAL AMOUNTS

                                                                        OUTSTANDING PRINCIPAL
                                                                         AMOUNT OF NOTES HELD
                  NAME OF CURRENT NOTEHOLDER                               AT JUNE 30, 2005
------------------------------------------------------------------      ---------------------
New York Life Insurance Company                                            $  23,333,333.33
New York Life Insurance and Annuity Corporation                            $  13,750,000.00
New York Life Insurance and Annuity Corporation                            $     416,666.66
    Institutionally Owned Life Insurance Separate Account
State Farm Life Insurance Company                                          $  31,666,666.67
State Farm Life and Accident Assurance Company                             $   1,666,666.67
Hare & Co.                                                                 $  12,500,000.00
(as nominee for General Electric Capital Assurance Company)
Hare & Co.                                                                 $   4,166,666.67
    (as nominee for GE Capital Life Assurance Company of New York)
Cudd & Co.                                                                 $   4,166,666.67
     (as nominee for Employers Reinsurance Corporation)
Hare & Co.                                                                 $   4,166,666.67
     (as nominee for First Colony Life Insurance Company)
Hare & Co.                                                                 $   4,166,666.67
     (as nominee for GE Life and Annuity Assurance Company)
Great-West Life & Annuity Insurance Company                                $  12,500,000.00
London Life Insurance Company                                              $   8,333,333.33
Mac & Co.                                                                  $   4,166,666.67
     (as nominee for The Great-West Life Assurance Company)
London Life and Casualty (Barbados) Corporation                            $   4,166,666.67
Mac & Co. (as nominee for Pacific Life Insurance Company)                  $  20,833,333.33
Jefferson-Pilot Life Insurance Company                                     $   7,500,000.00
Jefferson Pilot Financial Insurance Company                                $   5,833,333.33
Jefferson Pilot Life America Insurance Company                             $   3,333,333.34
Massachusetts Mutual Life Insurance Company                                $  13,583,333.32
C.M. Life Insurance Company                                                $   2,666,666.67
Gerlach & Co.                                                              $     416,666.67
    (as nominee for MassMutual Asia)
Allstate Life Insurance Company                                            $  10,000,000.00
Allstate Life Insurance Company of New York                                $   4,166,667.00
American Heritage Life Insurance Company                                   $   2,500,000.00
Nationwide Life Insurance Company                                          $   7,500,000.00

                                    Annex 1

                                                                        OUTSTANDING PRINCIPAL
                                                                         AMOUNT OF NOTES HELD
                  NAME OF CURRENT NOTEHOLDER                               AT JUNE 30, 2005
------------------------------------------------------------------      ---------------------
Nationwide Life and Annuity Insurance Company                              $   6,250,000.00
Nationwide Mutual Insurance Company                                        $   2,916,666.67
Transamerica Life Insurance Company                                        $   6,250,000.00
Transamerica Occidental Life Insurance Company                             $   3,125,000.00
Transamerica Life Insurance and Annuity Company                            $   3,125,000.00
Hartford Life Insurance Company                                            $   6,666,666.66
Hartford Underwriters Insurance Company                                    $   3,333,333.33
American United Life Insurance Company                                     $   6,250,000.00
Pioneer Mutual Life Insurance Company                                      $     625,000.00
The State Life Insurance Company                                           $     625,000.00
Ameritas Life Insurance Corp.                                              $   1,666,666.67
Chimebridge & Company                                                      $     833,333.33
     (as nominee for Acacia National Life Insurance Company)
Ameritas Variable Life Insurance Company                                   $     833,333.33

                                     Annex 1

                                     ANNEX 2

                                  REAL PROPERTY

     PROPERTY LOCATION
--------------------------
   CITY            STATE               GROUP
-------------     --------     ----------------------
Tecumseh          Michigan     Compressor
Cassville         Missouri     Electrical Components
Eldon             Missouri     Electrical Components
Eaton Rapids      Michigan     Electrical Components
Salem             Indiana      Engine and Power Train
Oklahoma City     Oklahoma     Pump


          PROPERTY LOCATION
----------------------------------
     ADDRESS                CITY           STATE            DESCRIPTION
------------------        --------        --------        ----------------
100 East Patterson        Tecumseh        Michigan        Corporate Office

                                     Annex 1

                                     ANNEX 3

                        AMENDMENT FEE WIRING INSTRUCTIONS

Bank of America
345 Park Avenue
New York, NY 10154
ABA Routing No.: 0260-0959-3
Account No.: 94210-65313

                                     Annex 1

                                                                       EXHIBIT A

                 AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT

1. Section 7.1(g) of the Existing Note Purchase Agreement is hereby amended by relettering such section as Section 7.1(j), and new Sections 7.1(g),
      (h) and (i) are hereby added to Section 7.1 immediately following Section 7.1(f) to read in their entireties as follows:

            "(g) Revised Business Plan - (i) not later than February 28, 2006, a revised business plan for the fiscal years of the Company 2006 through 2008 (the "Revised Business Plan"), and (ii) thereafter, upon the request of any holder of Notes, a copy of the most recent business plan of the Company, in each case approved by the board of directors of the Company, setting forth in reasonable detail income statements, balance sheets and statements of cash flow with respect to the Company and its Subsidiaries on a consolidated and consolidating basis, and for each of the Company's reporting segments, in each case prepared in a manner consistent with the Initial Projections and otherwise containing substantially the same kind, type and detail of information as was supplied to and reviewed by Conway, Del Genio, Gries & Co. LLC, financial advisor to the holders of Notes ("CDG") in connection with the Second Amendment;"

            "(h) Specified Covenant Compliance Period Deliveries -

                  (i) not later than 30 days after the end of each fiscal month of the Company ending during the Specified Compliance Period, a reporting package which sets forth in reasonable detail income statements, balance sheets and statements of cash flow with respect to the Company and its Subsidiaries on a consolidated and consolidating basis, and for each of the Company's reporting segments, and including a variance report, in each case prepared in a manner consistent with its practices on the Second Amendment Effective Date and containing substantially the same kind, type and detail of information as was supplied to and reviewed by CDG on reports of such type delivered to CDG by the Company in connection with the Second Amendment;

                  (ii) not later than 45 days after the end of each fiscal
            quarter of the Company occurring during the Specified Compliance Period, a report explaining variances from the Initial Projections or (after the delivery thereof) the Revised Business Plan, as applicable, with respect to such fiscal quarter, in each case prepared in a manner consistent with its practices on the Second Amendment Effective Date and containing substantially the same kind, type and detail of information as was supplied to and reviewed by CDG on the report of such type delivered to CDG by the Company in connection with the Second Amendment;

                  (iii) promptly, and in any event within 5 Business Days of receipt thereof, each report delivered by AlixPartners LLC to the Company's board of directors or any committee thereof from time to time during the Specified Covenant Compliance Period; and

                                   Exhibit A-1

                  (iv) on September 1, 2005 and on the first day of each
            succeeding fiscal month (or the first Business Day thereafter) of the Company occurring during the Specified Compliance Period, a rolling 6 week treasury cash flow forecast which sets forth in reasonable detail projected cash receipts and disbursements of the Company and its Subsidiaries, together with the outstanding principal balances of the loans and availability under the Credit Agreement and an explanation of any borrowings, payments and other activity of the Company and its Subsidiaries under the Credit Agreement;"

            (i) (A) not earlier than January 1, 2006 and not later than February 28, 2006, and (B) not earlier than July 1, 2006 and not later than August 31, 2006, in each case, projections (collectively, the "Supplemental Projections") prepared by the Company and in the form submitted to its board of directors setting forth Projected EBITDA for each Business Segment and Projected Consolidated EBITDA, in each case for each fiscal quarter of the immediately following period of six fiscal quarters of the Company, such projections to be prepared in a manner consistent with the Initial Projections, and certified by a Senior Financial Officer of the Company as having been prepared by the Company on the basis of assumptions stated therein which the Company reasonably believed were reasonable when made in light of the historical performance of the Company and its Subsidiaries and reasonably foreseeable business conditions; and"

2. Section 7.2(a) of the Existing Note Purchase Agreement is hereby amended by inserting "and Section 10.12 through Section 10.15" immediately following "Section 10.2 through Section 10.10" in the third line thereof.

3. Section 8.1 of the Existing Note Purchase Agreement is hereby amended by inserting "or 8.8" after "8.3" in the fifth line thereof.

4. Section 8.4 of the Existing Note Purchase Agreement is hereby amended by inserting "or 8.8" after "Section 8.3" in the second line thereof.

5.    Section 8.7 of the Existing Note Purchase Agreement is hereby amended by

            (a) inserting "or Section 8.8" after each reference to "Section 8.2" therein; and

            (b) amending and restating the definition of "Remaining Schedule Payments" set forth therein to read in its entirety as follows:

                  ""Remaining Scheduled Payments" means, with respect to the
            Called Principal of any Note, all payments of such Called Principal and interest thereon (calculated as if the Applicable Interest Rate were 4.66% per annum) that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date

                                   Exhibit A-2
            pursuant to Section 8.2, 8.8 or 12.1 (assuming such interest accrued at the rate of 4.66% per annum)."

6. A new Section 8.8 is hereby added immediately following Section 8.7 to read in its entirety as follows:

            "Section 8.8 Prepayments From Proceeds of Special Prepayment Events.

                  (a) If in connection with any Special Prepayment Event in any fiscal year, the Net Proceeds Amount received by the Company or any Subsidiary with respect to such Special Prepayment Event plus the aggregate of all Net Proceeds Amounts received by the Company or any Subsidiary in such fiscal year, exceeds $15,000,000 (the amount of any such excess being referred to herein as the "Excess Proceeds Amount") the Company or such Subsidiary shall offer to prepay each outstanding Note in accordance with the procedures set forth in
            Section 8.2 hereof, in a principal amount which, when added to the Make-Whole Amount applicable thereto, equals the Ratable Portion of such Note. Unless any holder of a Note rejects such offer of prepayment in writing at least 3 days prior to the date specified for prepayment in the notice given in accordance with the procedures set forth in Section 8.2 hereof, such holder will be deemed to have accepted such offer (for purposes of the preceding sentence only, the Company nevertheless will be deemed to have paid an amount equal to the Ratable Portion of any Note for which the Company has received such a rejection notice). "Ratable Portion" for any Note on any date means an amount equal to the product of (x) the Excess Proceeds Amount on such date multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note on such date and the denominator of which is the Secured Debt Exposure Amount.

                  (b) Deposit of Bank Proceeds to Cash Collateral Account. If
            and to the extent the Company's application of any net proceeds of asset dispositions, casualty losses and condemnation events to the payment of outstanding loans under the Primary Credit Facility would permanently reduce the aggregate commitment of the lenders party thereto to an amount less than $75,000,000, the amount of such net proceeds the payment of which would result in such a reduction in commitment shall not be paid to such lenders and shall instead be paid directly to the Bank Cash Collateral Account."

7. Section 9.6 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

            "Section 9.6. Further Assurances.

                  (a) Guarantees. The Company hereby covenants and agrees that, if any Domestic Subsidiary which is not a Subsidiary Guarantor (i) guarantees the Company's obligations under the Credit Agreement,
            (ii) becomes an obligor under the Primary Credit Facility, (iii) is a Material Domestic Subsidiary, or (iv) directly or indirectly guarantees or becomes obligated under any Indebtedness

                                  Exhibit A-3
            or other obligations of the Company, it will cause such Domestic Subsidiary to concurrently enter into a joinder agreement substantially in the form of the joinder agreement set forth as Annex 1 to the Guaranty Agreement and acceptable in form and substance to the Required Holders for the benefit of the holders of the Notes, together with a completed closing certificate substantially in the form of Annex 2 to the Guaranty Agreement and a favorable legal opinion of counsel as to the due authorization, execution, delivery, legality, validity and enforceability thereof, and that such guaranty agreement does not violate or conflict with any law or governing document relating to the Company or such Domestic Subsidiary.

                  (b) Collateral. The Company will promptly notify the
            Collateral Agent and the holders of Notes of the formation, acquisition or existence of any Subsidiary that is or should be a Subsidiary Guarantor that has not executed Security Documents pledging all of its property or the acquisition of any assets on which a Lien is required to be granted and that is not covered by existing Security Documents. The Company will promptly execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, promptly upon the request of the Required Holders or the Collateral Agent, such additional Security Documents, Guaranties and other agreements, documents and instruments, each in form and substance satisfactory to the Required Holders and (in the case of the Security Documents) the Collateral Agent, sufficient to grant the Guaranties and Liens contemplated by this Agreement and the Security Documents. The Company shall deliver, and cause each Subsidiary Guarantor to deliver, to the Collateral Agent all original instruments payable to it with any endorsements thereto required by the Collateral Agent. Additionally, the Company shall execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, promptly upon the request of the Required Holders or the Collateral Agent, such certificates, legal opinions, lien searches, organizational and other charter documents, resolutions and other documents and agreements as the Required Holders or the Collateral Agent may reasonably request in connection therewith. The Company shall use its best efforts to cause each lessor of real property to the Company or any Subsidiary Guarantor where any material collateral securing the Senior Secured Debt is located to execute and deliver to the Collateral Agent an agreement in form and substance reasonably acceptable to the Required Holders and the Collateral Agent duly executed on behalf of such lessor waiving any distraint, lien and similar rights with respect to any property subject to the Security Documents and agreeing to permit the Collateral Agent to enter such premises in connection therewith. The Company shall execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, promptly upon the reasonable request of the Required Holders or the Collateral Agent, such agreements and instruments evidencing any intercompany loans or other advances among the Company and its Subsidiaries, or any of them, and all such intercompany loans or other advances shall be, and are hereby made, subordinate and junior to the obligations of the Company and its Subsidiaries under the Financing Documents and no payments may be made on such intercompany loans or other advances upon and during the continuance of an Event of Default unless otherwise agreed to by the Required Holders."

                                   Exhibit A-4

8. Section 10.2 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

            "Section 10.2. Consolidated Net Worth. The Company will not:

                  (a) at any time during the Specified Compliance Period, permit
            Consolidated Net Worth to be less than $950,000,000; and

                  (b) at any other time, permit Consolidated Net Worth to be less than the sum of (i) $750,000,000, plus (ii) an aggregate amount equal to 50% of Consolidated Net Earnings (but, in each case, only if a positive number) for any completed fiscal quarter of the Company beginning with the fiscal quarter ending March 31, 2003."

9. Section 10.3 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

            "Section 10.3. Core Financial Covenants.

                  (a) Consolidated Total Debt. The Company will not:

                        (i) at any time during the Specified Compliance Period,
                  permit Consolidated Total Debt to exceed the result of (A) $460,000,000, multiplied by (B) the Remaining Business Percentage at such time; and

                        (ii) as at the end of each fiscal quarter of the Company
                  ending at any other time, permit the ratio of Consolidated Total Debt at such time to Consolidated Operating Cash Flow for the period of four complete consecutive fiscal quarters of the Company ending on such date (taken as a single accounting period) to exceed 3.00 to 1.00; and

                  (b) Minimum EBITDA. The Company will not, on the last day of any fiscal quarter of the Company ending during the Specified Compliance Period, permit Consolidated EBITDA for the period of four complete consecutive fiscal quarters of the Company ending on such day (taken as a single accounting period) to be less than the result of (i) 90% of Projected Consolidated EBITDA for such period, multiplied by (ii) the Remaining Business Percentage on such date."

10. Section 10.6 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

            "Section 10.6. Priority Debt. The Company will not,

                  (a) at any time during the Specified Compliance Period, permit
            Priority Debt to exceed $80,000,000, and

                                   Exhibit A-5

                  (b) at any other time, permit Priority Debt to exceed 20% of
            Consolidated Net Worth determined as of the end of the then most recently ended fiscal quarter of the Company.

      Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, incur any Priority Debt at any time during the Documentation Period, other than (i) Indebtedness under existing working capital credit facilities in accordance with the terms thereof on June 30, 2005, including the maximum amounts permitted to be borrowed thereunder, and (ii) any Indebtedness of Brazilian Subsidiaries incurred in connection with the refinancing of certain term loans in favor of Unibanco Brazil, Itau BBA and Banco Alfa (the "Existing Brazilian Credit Facilities"); provided (A) the proceeds of such refinancing are promptly applied to the payment in full and cancellation of such Existing Brazilian Credit Facilities, (B) such refinancing is on terms and conditions at least as favorable to each Brazilian Subsidiary as those contained in the Existing Brazilian Credit Facility to which it is a party, and (C) the amount of Indebtedness incurred under such refinancing does not exceed the amount of Indebtedness outstanding under the Existing Brazilian Credit Facilities immediately prior to the prepayment thereof in full."

11. Section 10.7(c) of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

            "(c) Indebtedness of one or more Special Purpose Subsidiaries incurred in connection with a Permitted Foreign Receivables Securitization Program; and"

12. The reference to "Section 10.3" in the second line of Section 10.7 of the Existing Note Purchase Agreement is hereby deleted and replaced with the reference "Section 10.3(a)".

13. Section 10.8 of the Existing Note Purchase Agreement is hereby amended by relettering clause (j) of such section as Section 10.8(l), by adding new clauses (j) and (k) to such section immediately following clause (i) of such section and by amending and restating the last sentence of such section (which was added pursuant to the terms of the First Amendment Agreement), in each case, to read in their entireties as follows:

            "(j) Liens securing Permitted Senior Secured Debt in favor of the Collateral Agent; and"

            "(k) Liens on assets located outside of the United States owned by any Foreign Subsidiary securing Indebtedness for borrowed money owing by such Foreign Subsidiary to banks or other similar financial institutions, in an aggregate amount for all such Foreign Subsidiaries not to exceed $40,000,000 at any time, provided that such Indebtedness is otherwise permitted under Section 10.7."

      "Notwithstanding the foregoing the Company will not, and will not permit any Subsidiary to, incur any Priority Debt at any time during the Documentation Period other than as permitted under Section 10.6."

                                   Exhibit A-6

14. Section 10.9(a) of the Existing Note Purchase Agreement is hereby amended by inserting "(the "Successor Corporation") after the phrase "as the case may be" in the fifth line thereof and by deleting the phrase "this Agreement and the Notes" in the fifth line from the bottom of such section and replacing it with "the Financing Documents".

15. Section 10.9(b) of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

            "(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and the Successor Corporation is in compliance with Sections 10.3(a)(ii), 10.3(b) and Section 10.4 (assuming such transaction occurred as of the beginning of the immediately preceding fiscal quarter of the Company)."

16. Section 10.10 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

            "Section 10.10. Sale of Assets. Except as permitted under Section 10.9, the Company will not, and will not permit any Subsidiary to, make any Asset Disposition unless:

                  (a) in the good faith opinion of the Company or Subsidiary making the Asset Disposition, the Asset Disposition is in exchange for consideration having a fair market value at least equal to that of the property exchanged;

                  (b) immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist;

                  (c) immediately after giving effect to such Asset Disposition, the Company is in compliance with Sections 10.3(a)(ii), 10.3(b) and
            Section 10.4 assuming such Asset Disposition occurred as of the end of the immediately preceding fiscal quarter and the results of operations of the assets which were the subject of such Asset Disposition were not included in determining such compliance;

                  (d) the Company has complied with its obligations under
            Section 8.8 with respect to such Asset Disposition;

                  (e) if such Asset Disposition is made during the Specified
            Compliance Period and the Net Proceeds Amount received by the Company or any Subsidiary with respect thereto plus the Net Proceeds Amount received with respect to all Specified Prepayment Events during the then current fiscal year exceeds $15,000,000, the Company shall have obtained the prior written consent of the Required Holders (which consent will not be unreasonably withheld) to make such Asset Disposition; and

                  (f) if such Asset Disposition is made at any other time and the sum of (A) the Disposition Value of the property subject to such Asset Disposition, plus

                                   Exhibit A-7

            (B) the aggregate Disposition Value for all other property that was the subject of an Asset Disposition during the period of 365 days immediately preceding such Asset Disposition exceeds 15% of Consolidated Total Assets determined as of the end of the most recently ended calendar month preceding such Asset Disposition, the Company shall have obtained the prior written consent of the Required Holders (which consent will not be unreasonably withheld) to make such Asset Disposition."

17. Section 10.12 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

            "Section 10.12. Restricted Payments. The Company will not, and will not permit any Subsidiary to:

                  (a) make any Restricted Payment during the Specified
            Compliance Period other than quarterly dividends paid by the Company to holders of its class A and class B common stock (the terms of which are as constituted as of the Second Amendment Effective Date) in respect of the performance of the Company and its Subsidiaries in any fiscal quarter, in an amount not to exceed:

                        (i) with respect to the fiscal quarter of the Company
                  ending September 30, 2005, $6,000,000; and

                        (ii) with respect to each fiscal quarter of the Company
                  ending thereafter, an amount equal to the lesser of (A) $6,000,000, and (B) the Excess EBITDA Amount in respect of such fiscal quarter;

            provided, in each case, that no Default or Event of Default, and no "Unmatured Default" or "Default" under the Credit Agreement, exists and is continuing at the time any such payment is made; or

                  (b) prior to January 1, 2008, redeem or otherwise acquire
            capital stock or other equity interests (or warrants, rights or other options to purchase such stock or other equity interests) of the Company and its Subsidiaries (other than any such acquisition from, or redemption in favor of, the Company or any Subsidiary), except solely in exchange for capital stock or other equity interests of the same Person being redeemed or acquired.

      Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, make any Restricted Payment at any time during the Documentation Period; provided that the Company may declare the common stock dividend contemplated to be declared by the Company on or about August 31, 2005, and pay such dividend, if it has complied with all of its obligations under Section 4.1 of the Second Amendment."

18. Section 10.13 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

            "Section 10.13. Bank Credit Facility.

                                   Exhibit A-8

                  (a) Commitment. The Company will not, at any time, permit the aggregate commitment of the Lenders under its Primary Credit Facility to be:

                        (i) less than $75,000,000 at such time;

                        (ii) greater than $100,000,000 at any time during the
                  Specified Compliance Period; and

                        (iii) greater than $200,000,000 at any other time."

                  (b) Refinancing of Bank Credit Facility. The Company and its
            Subsidiaries will be permitted to (and shall, on or prior to December 21, 2009) refinance the credit facilities provided under the Credit Agreement, but shall do so only in accordance with the terms of the Intercreditor Agreement."

19. A new Section 10.14 is hereby added to the Existing Note Purchase Agreement immediately following Section 10.13 thereof to read in its entirety as follows:

            "Section 10.14. Limitation on Capital Expenditures. The Company will not at any time during the Specified Compliance Period permit Consolidated Capital Expenditures for the period beginning on July 1, 2005 and ending on the last day of the fiscal quarter of the Company then most recently ended to exceed 110% of Projected Consolidated Capital Expenditures for such period."

20. A new Section 10.15 is hereby added to the Existing Note Purchase Agreement immediately following new Section 10.14 thereof to read in its entirety as follows:

            "Section 10.15. Most Favored Lender Status. If at any time the Company or any Subsidiary is a party to or shall enter into any agreement, instrument or other document relating to the Indebtedness of the Company or any Subsidiary (each such agreement, instrument or other document herein referred to as a "More Favorable Lending Agreement"), which agreement, instrument or other document includes covenants (whether affirmative or negative, and whether maintenance or incurrence ) or defaults or events of default that are more restrictive than those contained in this Agreement or are not provided for in this Agreement (each such covenant, default or event of default herein referred to as "More Favorable Provision"), then the Company shall promptly, and in any event within 5 Business Days of entering into any such instrument, agreement or other document (or within 5 Business Days of obtaining knowledge of any existing agreement, instrument or other document which contains such a provision), so advise and notify each holder of a Note in writing. Such writing shall include a verbatim statement (together with an English translation thereof, if applicable) of such More Favorable Provision. Thereupon, unless waived in writing by the Required Holders within 5 Business Days of the holders' receipt of such notice, such More Favorable Provision shall be deemed incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, effective as of the date when such More Favorable Provisions became effective under such other agreement, instrument or document (each such More Favorable Provision as incorporated herein is herein referred to as an "Incorporated Provision") and no such Incorporated Provision may thereafter be waived, amended or

                                   Exhibit A-9
      modified under this Agreement without the prior written consent of the Required Holders; each such Incorporated Provision shall be deemed incorporated by reference into Section 11(c) of the Agreement as if fully set forth therein. Thereafter, upon the request of the Required Holders, the Company and the Required Holders shall enter into an additional agreement or an amendment to this Agreement (as the Required Holders may request), evidencing the incorporation of such Incorporated Provision substantially as those provided for in such More Favorable Lending Agreement. Each Incorporated Provision shall (i) remain unchanged herein notwithstanding any subsequent waiver, amendment or other modification of the More Favorable Provision giving rise to such Incorporated Provision (except to the extent any such amendment or other modification makes such More Favorable Provision more restrictive) and (ii) be deemed deleted from this Agreement at such time as the applicable More Favorable Lending Agreement shall be fully terminated and no amounts shall be outstanding thereunder so long as at the time such More Favorable Lending Agreement shall have been so terminated no Default or Event of Default exists under the Agreement. Upon the request of the Company or the Required Holders, the Company and the Required Holders shall enter into an additional agreement or an amendment to this Agreement (as the Company or the Required Holders may request) evidencing any of the foregoing referenced actions."

21. A new Section 10.16 is hereby added to the Existing Note Purchase Agreement immediately following new Section 10.15 thereof to read in its entirety as follows:

            "Section 10.16. Other Documentation Period Restrictions. The Company will perform its obligations set forth in the Second Amendment and at no time during the Documentation Period will the Company or any Subsidiary
      (a) repay or prepay any Indebtedness (other than (i) regularly scheduled payments in the ordinary course of business pursuant to the terms of such Indebtedness in effect on June 30, 2005, (ii) payments of principal under the Credit Agreement so long as the outstanding principal balance due thereunder remains no less than the outstanding principal balance thereunder at the close of business on June 30, 2005, except to the extent any such payment is made solely from proceeds of the sale of inventory in the ordinary course of business, and (iii) any prepayment in full of the Indebtedness of any Brazilian Subsidiary in connection with a refinancing of such Indebtedness permitted under Section 10.6), (b) acquire, either directly or by merger or otherwise, the assets or capital stock of any ongoing business for consideration in an amount that, when added to the aggregate consideration paid for all such other acquisitions consummated in the Documentation Period, exceeds $1,000,000 or (c) transfer any assets to a Special Purpose Subsidiary."

22. A new Section 10.17 is hereby added to the Existing Note Purchase Agreement immediately following new Section 10.16 thereof to read in its entirety as follows:

            "Section 10.17. Management of Engine and Power Train Group. The Company will continue to retain AlixPartners LLC (or a similar firm acceptable to the Required Noteholders) as interim operating managers of the Engine and Power Train Group (in accordance with the terms of the contracts governing the terms of its engagement filed with the Company's Form 8-K referred to below) until December 31, 2006, to perform such duties and tasks as are consistent with (a) the scope of engagement set forth in the

                                  Exhibit A-10
      implementation plan set forth in that certain report, dated June 20, 2005, prepared by AlixPartners LLC and delivered to the holders of Notes, and
      (b) the Company's Form 8-K, dated July 20, 2005, filed with the Securities and Exchange Commission."

23. Section 11 of the Existing Note Purchase Agreement is hereby amended as follows:

      (a) clause (c) thereof is hereby amended and restated in its entirety to read as follows:

            "(c) the Company defaults in the performance of or compliance with any term contained in Sections 10.2 through 10.10 and Sections 10.12 through 10.16 or in Section 4.1 of the Second Amendment; or"

      (b) clause (d) thereof is hereby amended and restated in its entirety to read as follows:

            "(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) or in any other Financing Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or"

      (c) clause (e) thereof is hereby amended and restated in its entirety to read as follows:

            "(e)any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in any Financing Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or"

      (d) clause (f) thereof is hereby amended and restated in its entirety to read as follows:

                  "(f) (i) (A) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Other Senior Secured Debt that is outstanding beyond any period of grace provided with respect thereto, or (B) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Other Senior Secured Debt or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Other Senior Secured Debt has become, or has been declared (or one or more Persons are entitled to declare such Other Senior Secured Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (C) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), the Company or any Subsidiary has become obligated to purchase or repay any Other Senior Secured Debt before its regular maturity or before its regularly scheduled dates of payment or one or more Persons have the

                                  Exhibit A-11
            right to require the Company or any Subsidiary so to purchase or repay such Other Senior Secured Debt; or

                  (ii) (A) the Company or any Subsidiary is in default (as
            principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $15,000,000 beyond any period of grace provided with respect thereto, or (B) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $15,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (C) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000 or one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay Indebtedness in such aggregate principal amount; or"

      (e) clause (j) thereof is hereby amended and restated in its entirety to read as follows:

            "(j) any Security Document shall cease to be in full force and effect for any reason whatsoever (other than in accordance with its terms) or shall be declared by any court or other Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against the grantor thereunder; (ii) the validity or enforceability of any Security Document against the grantor thereunder shall be contested by such grantor; (iii) any grantor under any Security Document shall default in the performance of any obligation under such Security Document or shall deny that it has any liability or obligation under, or shall contest the validity or enforceability of, such Security Document, or (iv) any Security Document shall fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien for the benefit of the holders of Notes on any collateral purported to be covered thereby, or (v) the Company or any Subsidiary challenges the validity, perfection or priority of any such Lien; or"

24. Section 15.1 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

            "Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by each Purchaser or holder of a Note in connection with

                                  Exhibit A-12
      such transactions and in connection with any amendments, waivers or consents under or in respect of any Financing Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Financing Document (including, without limitation, any such costs and expenses of the holders of Notes or any collateral agent acting on their behalf in connection with any enforcement of or realization against collateral securing the obligations of the Company and its Subsidiaries under the Financing Documents) or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Financing Document, or by reason of being a holder of any Note, and
      (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated by the Financing Documents. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by any Purchaser or holder) incurred with respect to the issuance and sale of the Notes or the transactions contemplated hereby."

25. Section 17.1 of the Existing Note Agreement is hereby amended by deleting the first sentence thereof to, but not including, the second comma appearing therein and replacing it with "The Financing Documents may be amended, and the observance of any term thereof may be waived (either retroactively or prospectively)".

26. Section 17.2 of the Existing Note Agreement is hereby amended by deleting the phrase "hereof, the Guaranty Agreement or the Notes" appearing in clause (a) and clause (b) thereof and replacing it with "the Financing Documents".

27. Schedule B to the Existing Note Purchase Agreement is hereby amended by amending and restating or adding the following definitions, in each case to appear in their proper alphabetical order:

     ""Applicable Interest Rate" means (a) prior to the Second Amendment Effective Date, 4.66% per annum, and (b) on and after the Second Amendment Effective Date, 6.60% per annum, provided, if the Applicable Rate Reduction Criteria have been met, such rate shall be reduced to 6.15% per annum effective on March 8, 2007."

      ""Applicable Rate Reduction Criteria" means that both of the following are true:

            (a) the Company shall have met the Specified Covenant Reversion Condition; and

            (b) no Default or Event of Default exists and is continuing on December 31, 2006 and March 8, 2007."

      ""Bank Cash Collateral Account" means a deposit account with a bank or other financial institution pledged to the Lenders under the Primary Credit Facility (or a collateral agent acting on their behalf) to which the Company will deposit net proceeds of Asset Dispositions otherwise payable to such Lenders in accordance with Section 8.8(b)."

                                  Exhibit A-13

      ""Brazil Export Debt" means Indebtedness of Brazilian Subsidiaries owing to the government of Brazil in an aggregate amount not to exceed the lesser of
(a) $50,000,000 or (b) the aggregate amount of cash and cash equivalents of the Brazilian Subsidiaries."

      ""Brazilian Subsidiaries" means Subsidiaries organized under the laws of Brazil."

      ""Business Segment" means, at any time, any one or more businesses of the Company and its Subsidiaries the results of operations of which are reported as a separate segment in accordance with GAAP and on the Form 10-K of the Company and its Subsidiaries then most recently filed with the Securities and Exchange Commission."

      ""Collateral Agent" means the collateral agent appointed under the Intercreditor Agreement, in its capacity as collateral agent for the holders of Permitted Senior Secured Debt, and any successor collateral agent appointed in accordance with the terms of the Intercreditor Agreement."

      ""Capital Expenditures" means, with respect to any Person, any direct or indirect expenditures (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of Indebtedness) by such Person that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on the balance sheet of such Person."

      ""Consolidated Capital Expenditures" means, for any period, the total amount of Capital Expenditures made by the Company and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP."

      ""Consolidated EBITDA" means, with respect to any period, Consolidated Net Earnings for such period plus (without duplication and only to the extent deducted to calculate Consolidated Net Earnings for such period):

            (a) Interest Expense;

            (b) provisions for federal, state and local income taxes;

            (c) depreciation and amortization, all in accordance with GAAP;

            (e) non-cash charges; and

            (f) expenses for legal, consulting and advisory services related to the Second Amendment taken during the fiscal quarters of the Company ending September 30, 2005 or December 31, 2005, in an aggregate amount not to exceed $2,000,000."

      ""Consolidated Net Worth" means the value of stockholders' equity of the Company and its Subsidiaries (excluding Special Purpose Subsidiaries) determined on a consolidated basis in accordance with GAAP, but excluding:

                                  Exhibit A-14

            (a) goodwill impairment charges taken by the Company and its Subsidiaries for the fiscal quarters of the Company ending June 30, 2005 through (and including) December 31, 2005, but only to the extent such charges do not exceed $150,000,000,

            (b) restructuring charges taken by the Company and its Subsidiaries during the period of six (6) fiscal quarters of the Company ending December 31, 2006 in connection with the restructuring of the Engine and Power Train Group and the Electrical Components Group, but only to the extent such charges do not exceed $30,000,000; and

            (c) valuation allowances recorded by the Company against deferred tax assets for the fiscal quarters of the Company ending September 30, 2005 and December 31, 2005, but only to the extent such allowances do not exceed $20,000,000."

      ""Consolidated Total Debt" means, without duplication, all Indebtedness of the Company and its Subsidiaries (excluding Indebtedness of Special Purpose Subsidiaries under a Permitted Foreign Receivables Securitization Program and Brazil Export Debt), including current maturities of such obligations, determined on a consolidated basis in accordance with GAAP."

      ""Credit Agreement" means that certain Credit Agreement, dated as of December 21, 2004, among the Company, the lenders listed on Schedule 1 thereto, and JPMorgan Chase Bank, N.A., as Agent, as amended by the First Amendment to Credit Agreement, dated the Second Amendment Effective Date, and as may be further amended, modified or supplemented from time to time in accordance with the terms of the Intercreditor Agreement."

      ""CDG" is defined in Section 7(g)."

      ""Default Rate" means that rate of interest that is the greater of (i) the Applicable Interest Rate plus 2% or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in Chicago, Illinois as its "base" or "prime" rate."

      ""Documentation Period" means the period commencing on the Second Amendment Effective Date and ending on the date the Security Documents, the Intercreditor Agreement and related documents contemplated by Section 4.1 of the Second Amendment are fully executed and delivered, but shall in no event be later than September 30, 2005."

      ""Electrical Components Group" means the Business Segment described as such on the Form 10-Q of the Company most recently filed with the Securities and Exchange Commission on the Second Amendment Effective Date."

      ""Engine and Power Train Group" means the Business Segment described as such on the Form 10-Q of the Company most recently filed with the Securities and Exchange Commission on the Second Amendment Effective Date."

      ""Event of Loss" means, with respect to any property of the Company and its Subsidiaries, any loss, destruction or damage of such property or any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property."

                                  Exhibit A-15

      ""Excess EBITDA Amount" means, with respect to any fiscal quarter of the Company, the greater of (a) zero (0) and (b) and amount equal to the result of
(i) Consolidated EBITDA for the period beginning July 1, 2005 and ending on the last day of such quarter, minus (ii) Projected Consolidated EBITDA for such period."

      ""Excess Proceeds Amount" is defined in Section 8.8."

      ""Existing Brazilian Credit Facilities" is defined in Section 10.6."

      ""Financing Documents" means and includes this Agreement, the Notes, the Guaranty Agreement, the Intercreditor Agreement, the First Amendment, the Second Amendment, the Security Documents and each amendment to any of the foregoing, in each case as amended or modified from time to time."

      ""Foreign Receivables Securitization Program" means one or more transactions wherein a Foreign Subsidiary transfers under a true sale transaction receivables of such Foreign Subsidiary to a Special Purpose Subsidiary which issues or incurs Indebtedness secured solely by such receivables."

      ""Foreign Subsidiary" means a Subsidiary organized under the laws of a jurisdiction other than the United States of America."

      ""Incorporated Provision" is defined in Section 10.15."

      ""Initial Projections" means the financial projections with respect to the Company and its Subsidiaries delivered to the holders of the Notes pursuant to
Section 6(b) of the Second Amendment."

      ""Intercreditor Agreement" means the intercreditor agreement to be entered into by the holders of Notes, the lenders under the Credit Agreement, the holders of the Specified IRB Debt and the Collateral Agent on the terms and conditions contemplated by the Second Amendment."

      ""Lender" means a lender under the Primary Credit Facility."

      ""Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company or any Subsidiary to perform its obligations under the Financing Documents, or
(c) the validity or enforceability of the Financing Documents."

      ""Material Domestic Subsidiary" means, at any time, any Domestic Subsidiary that satisfies one of the following conditions:

            (a) the portion of Consolidated Total Assets, as of the end of the most recently ended fiscal quarter of the Company, attributable to such Domestic Subsidiary in accordance with GAAP is at least five percent (5%) of Consolidated Total Assets at such time; or

                                  Exhibit A-16

            (b) the portion of Consolidated EBITDA, for the then most recently ended fiscal quarter of the Company, attributable to such Domestic Subsidiary in accordance with GAAP is at least five percent (5%) of Consolidated EBITDA for such period."

      ""More Favorable Lending Agreement" is defined in Section 10.15."

      ""More Favorable Provision" is defined in Section 10.15."

      ""Net Proceeds Amount" means, without duplication (a) in connection with any Asset Disposition, the Net Sales Amount with respect to such Asset Disposition, and (b) in connection with any settlement by the Company or any Subsidiary, or receipt of payment in respect of, any property insurance claim or condemnation award, the amount of cash proceeds received by the Company and its Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such settlement or payment, net of reasonable and documented attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award (other than any Lien in favor of the Collateral Agent for the benefit of the holders of Senior Secured Debt) and other customary fees actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof."

      ""Other Senior Secured Debt" means Senior Secured Debt other than the Indebtedness of the Company and its Subsidiaries under and in respect of the Financing Documents."

      ""Permitted Foreign Receivables Securitization Program" means one or more transactions wherein a Foreign Subsidiary transfers under a true sale transaction receivables of such Foreign Subsidiary to a Special Purpose Subsidiary which issues or incurs Indebtedness secured solely by such receivables, provided however, that (i) such Indebtedness is recourse only to such receivables, (ii) the aggregate principal amount of all Indebtedness outstanding of all Special Purpose Subsidiaries pursuant to such transactions shall not at any time exceed the result of (A) $100,000,000 multiplied by (B) the Remaining Securitization Segments Percentage and (iii) at the time of any such transaction and immediately after giving effect thereto, no Default or Event of Default would exist and, after giving effect to such transaction, the Company would be in compliance with Sections 10.3 and 10.4."

      ""Permitted Lender Swaps" means any interest rate and currency swaps and other hedging transactions for which a Lender or any of its Affiliates is the counterparty, entered into, in each case, (i) to hedge bona fide business risks and (ii) not for speculative purposes or effected outside the ordinary course of business."

      "Permitted Senior Secured Debt" means and includes any Indebtedness of the Company and its Subsidiaries under the Financing Documents, the Specified IRB Documents and the Primary Credit Facility; provided, in the case of the Primary Credit Facility, the aggregate amount of such Indebtedness does not at any time exceed the sum of (a) (i) during the Specified Compliance Period, $100,000,000, and (ii) at any time thereafter $200,000,000, plus (b) the amount of "Banking Services Obligations" (as defined in the Credit Agreement) outstanding at

                                  Exhibit A-17
such time, and provided further that the holders of all such Indebtedness and Banking Services Obligations are a party to (and such Indebtedness and Banking Services Obligations are subject to) the Intercreditor Agreement."

      ""Primary Credit Facility" means the credit facility provided by the lenders under the Credit Agreement or any replacement facility entered into with one or more banks or other financial institutions in compliance with Section 10.13."

      ""Priority Debt" means the sum, without duplication, of (i) Indebtedness of the Company secured by Liens not otherwise permitted by Section 10.8(a) through Section 10.8(j); and (ii) all Indebtedness of all Subsidiaries (other than Indebtedness of Special Purpose Subsidiaries under a Permitted Foreign Receivables Securitization Program) not otherwise permitted by clauses (a), (b) or (c) of Section 10.7."

      ""Projected Consolidated Capital Expenditures" means, with respect to any period, Consolidated Capital Expenditures projected for such period in the Initial Projections."

      ""Projected Consolidated EBITDA" means, with respect to any period, Consolidated EBITDA projected for such period as set forth in (a) for purposes of determining the Required Business Percentage and the Required Securitization Segments Percentage prior to the delivery of the Supplemental Projections, the Initial Projections, (b) for such purposes after the delivery of the Supplemental Projections, the most recent of the Supplemental Projections, and
(c) for all other purposes of this Agreement, the Initial Projections."

      ""Projected EBITDA" means, with respect to any Sold Business for any period, that portion of Projected Consolidated EBITDA attributed to such Sold Business and projected for such period as set forth in (a) prior to the delivery of the Supplemental Projections, the Initial Projections and (b) after the delivery of the Supplemental Projections, the most recent of such Supplemental Projections."

      ""Remaining Business Percentage" means, at any time, the result (expressed as a decimal) of:

            (a)   one (1); minus

            (b)   the result of

                        (i) Projected EBITDA for each Sold Business for the
                  period beginning on the first day of the first fiscal quarter beginning after such time and ending on last day of the last fiscal quarter for which such projections have been prepared under (A) prior to the delivery of the Supplemental Projections, the Initial Projections and (B) after the delivery of the Supplemental Projections, the most recent of the Supplemental Projections, divided by

                        (ii) Projected Consolidated EBITDA for such period."

                                  Exhibit A-18

      ""Remaining Securitization Segments Percentage" means, at any time, the result (expressed as a decimal) of:

            (a)   one (1); minus

            (b)   the result of

                        (i) Projected EBITDA for each Sold Business containing a
                  Foreign Receivables Securitization Program for the period beginning on the first day of the first fiscal quarter beginning after such time and ending on last day of the last fiscal quarter for which such projections have been prepared under (A) prior to the delivery of the Supplemental Projections, the Initial Projections and (B) after the delivery of the Supplemental Projections, the most recent of the Supplemental Projections, divided by

                        (ii) Projected EBITDA for each Business Segment
                  containing a Foreign Receivables Securitization Program for such period."

      ""Revised Business Plan" is defined in Section 7.1(g)."

      ""Second Amendment" means Amendment No. 2 to Note Purchase Agreement dated as of August 5, 2005 by and among the Company and the Required Holders."

      ""Second Amendment Effective Date" means August 5, 2005."

      ""Secured Debt Exposure Amount" means, at any time, the sum of:

            (a) the aggregate outstanding principal amount of the Specified IRB Debt; plus

            (b) the aggregate outstanding principal amount of the Notes; plus

            (c) the lesser of:

                  (i) the aggregate commitment of the Lenders under the Primary
            Credit Facility to lend at such time, and

                  (ii) either (A) if such time is during the Specified
            Compliance Period, $100,000,000, and (B) at any other time, $200,000,000; plus

            (d) the lesser of:

                  (i) the Termination Value at such time with respect to all
            Permitted Lender Swaps; and

                  (ii) $10,000,000."

                                  Exhibit A-19

      ""Security Documents" means, and is a collective reference to, each security agreement, mortgage, deed of trust, financing statement, control agreement, collateral assignment and each other document, agreement, instrument creating (or purporting to create) any Lien in favor of the Collateral Agent for the benefit of the holders of Permitted Senior Secured Debt securing the obligations of the Company and its Subsidiaries under the Financing Documents, in form and substance reasonably acceptable to the Required Holders."

      ""Senior Secured Debt" means and includes any Indebtedness of the Company and its Subsidiaries under the Financing Documents, the Primary Credit Facility and the Specified IRB Documents; provided the holders thereof are a party to (and such Indebtedness is subject to) the Intercreditor Agreement."

      ""Sold Business" means a Business Segment disposed of by the Company or any Subsidiary after the Second Amendment Effective Date in accordance with the provisions of Section 10.10."

      ""Special Prepayment Event" means any Asset Disposition or Event of Loss."

      ""Special Purpose Subsidiary" means a Wholly-Owned Subsidiary authorized solely to (i) purchase receivables from the Company or a Subsidiary and issue Indebtedness with recourse solely to such receivables and (ii) engage in activities reasonably necessary to effectuate the transactions referred to in clause (i)."

      ""Specified Compliance Period" means the period beginning on the Second Amendment Effective Date and ending on either (a) March 30, 2007, if the Specified Covenant Reversion Condition shall have been met and no Default or Event of Default then exists, or otherwise on (b) the date of payment in full of the Notes."

      ""Specified Covenant Reversion Condition" means compliance by the Company in all respects with the terms and conditions of this Agreement at all times during the period beginning on (and including) the Second Amendment Effective Date and ending on (and including) December 31, 2006."

      ""Specified IRB Debt" means, the indebtedness and other liabilities owing by the Company and its Subsidiaries under the Specified IRB Documents."

      ""Specified IRB Documents" means all agreements, instruments and other documents executed in connection with the following Mississippi Business Finance Corporation Industrial Development Revenue Bonds issued by the Borrower: (i) 1994 Series A Bonds issued by the Borrower, with a current principal balance of $4,199,106.50 as of the Second Amendment Effective Date, and (ii) 1997 Series A Bonds issued originally by the Company (now transferred to Evergy, Inc., a Wholly Owned Subsidiary of the Company, and guaranteed by the Company, with a current principal balance of $6,605,662.62 as of the Second Amendment Effective Date."

      ""Successor Corporation" is defined in Section 10.9(a)."

      ""Supplemental Projections" is defined in Section 7.1(i)."

                                  Exhibit A-20

      ""Termination Value" means, at any time in respect of any one or more Permitted Lender Swaps, after taking into account the effect of any legally enforceable netting agreement relating to such Permitted Lender Swaps, (a) at any time on or after the date such Permitted Lender Swaps have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) at any time prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Permitted Lender Swaps, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in hedging arrangements of the type permitted under the definition of "Permitted Lender Swaps"."

28. Schedule B to the Existing Note Purchase Agreement is hereby amended by deleting the following definitions appearing therein:

            Debt Prepayment Application

            First Amendment Effective Date (originally added pursuant to the First Amendment)

            Property Reinvestment Application

            Senior Debt

            Temporary Waiver Period (originally added pursuant to the First Amendment)

29. The Existing Note Purchase Agreement is hereby amended by deleting each surviving reference to "Permitted Receivables Securitization Program" occurring therein and replacing it with "Permitted Foreign Receivables Securitization Program".

30. The Existing Note Purchase Agreement is hereby amended by deleting each surviving reference to "this Agreement, the Guaranty Agreement and the Notes" (other than the reference appearing in Section 5.19 thereof) and replacing it with "the Financing Documents".

                                  Exhibit A-21

                                                                       EXHIBIT B

                                 [FORM OF NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

                            TECUMSEH PRODUCTS COMPANY

            ADJUSTABLE RATE SENIOR GUARANTEED NOTE DUE MARCH 5, 2011

No. [R-__]                                                                [Date]
$[_______]                                                     PPN:  [_________]

      FOR VALUE RECEIVED, the undersigned, TECUMSEH PRODUCTS COMPANY (herein called the "COMPANY"), a corporation organized and existing under the laws of the State of Michigan, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] DOLLARS on March 5, 2011, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the Applicable Interest Rate from the date hereof, payable semiannually, on the fifth day of each March and September in each year, commencing with the March 5 or September 5 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) the Applicable Interest Rate plus 2% or
(ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in Chicago, Illinois as its "base" or "prime" rate.

      Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Bank One, NA or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

      This Note is one of a series of Senior Guaranteed Notes (herein called the "NOTES") issued pursuant to the Note Purchase Agreement, dated as of March 5, 2003 (as from time to time amended, the "NOTE PURCHASE AGREEMENT"), between the Company and the Purchasers named therein and is entitled to the benefits thereof. The payment and performance hereof is unconditionally guaranteed pursuant to the Guaranty Agreement dated as of March 5, 2003 of the Subsidiary Guarantors named therein, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the

                                   Exhibit B-1
representation set forth in Section 6.2 of the Note Purchase Agreement, provided that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

      This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this
Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

      The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

      If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

      This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Michigan excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                                                TECUMSEH PRODUCTS COMPANY

                                                By: ___________________________
                                                Name:
                                                Title:

                                   Exhibit B-2

                                    EXHIBIT C

                          [CREDIT AGREEMENT AMENDMENT]

                                    Exhibit C

                                    EXHIBIT D

                              [IRB WAIVER LETTERS]

                                    Exhibit D

                                    EXHIBIT E

                            [MILLER CANFIELD OPINION]

                                    Exhibit E

                                    EXHIBIT F

                            [GENERAL COUNSEL OPINION]

                                    Exhibit F

                                  SCHEDULE 3.14

                         EXISTING INDEBTEDNESS AND LIENS

DEBT EXISTING ON 06/30/05                              MATURITY    CURRENT DEBT
-------------------------                             ----------   ------------
      TEC DO BRASIL

                             DISCOUNT EXPORT DRAFTS    CURRENT
                              EXIM EXPORT FINANCING    CURRENT          147,131
                                INCENTIVE EXEMPTION

       TMT MOTOCO

                                       CURRENT DEBT
                                    PRE-EXPORT/TERM                  48,473,669
                                     BNDES, ETC. **                  26,000,000
                                  INTERCO FROM CORP                 (12,000,000)
                                                                    -----------
                                                                     62,473,669
       TEC EUROPE

                            BANK LOC'S & OVERDRAFTS     CURRENT         937,633
                               GOVERNMENT SUBSIDIES      03-10          234,644

        TEC INDIA

                                     BANK W/C LOANS     CURRENT      14,409,023

       TEC EUROPA

                                     BANK W/C LOANS     CURRENT      10,358,223
                               GOVERNMENT SPONSORED      03-12        1,984,751

   TEC FASCO THAILAND

                                     BANK W/C LOANS     CURRENT       8,276,463
                                                                    -----------
                                                       subtotals     98,821,537
     TEC CORPORATE

                                 SERIES A & B IRB'S      03-18       10,804,769
                                     INTERCO TO TMT                  12,000,000
                                              OTHER                   4,082,573
                                       SENIOR NOTES      03-19      250,000,000
                                                                    -----------

                                                                    375,708,879
                                                                    ===========

This debt is secured by certain CNC machines of TMT Motoco.

                                  Schedule 3.14